                                                                      EXHIBIT 1


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                          SECURITIES PURCHASE AGREEMENT

                                  by and among

                                    TDC A/S,

                 ASHMORE GLOBAL SPECIAL SITUATIONS FUND LIMITED,

      ASSET HOLDER PCC NO. 2 LIMITED RE ASHMORE EMERGING ECONOMY PORTFOLIO,

          ASSET HOLDER PCC LIMITED RE: ASHMORE EMERGING MARKETS LIQUID
                              INVESTMENT PORTFOLIO,

                       ASHMORE EMERGING MARKETS DEBT FUND

                                       and

                                  EMDCD LIMITED


                           Dated as of March 30, 2005


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

                                TABLE OF CONTENTS

                                                                                        Page
ARTICLE I             DEFINITIONS.........................................................2

         Section 1.1.      Definitions....................................................2

ARTICLE II            PURCHASE AND SALE OF SHARES.........................................3

         Section 2.1.      Purchase and Sale..............................................4

         Section 2.2.      Purchase Price.................................................4

         Section 2.3.      Closing........................................................4

         Section 2.4.      Closing Deliveries by Purchaser................................4

         Section 2.5.      Closing Deliveries by Seller...................................5

         Section 2.6.      Designation of Purchasing Entity...............................5

         Section 2.7.      Prepayment of Interest.........................................5

ARTICLE III           REPRESENTATIONS AND WARRANTIES OF SELLERS...........................6

         Section 3.1.      Organization and Qualification of Sellers......................6

         Section 3.2.      Authority; Non-Contravention; Approvals........................6

         Section 3.3.      Ownership of Securities........................................6

         Section 3.4.      Acknowledgement................................................7

ARTICLE IV            REPRESENTATIONS AND WARRANTIES OF PURCHASER.........................7

         Section 4.1.      Organization and Qualification.................................7

         Section 4.2.      Authority; Non-Contravention; Approvals........................7

         Section 4.3.      Investment.....................................................7

         Section 4.4.      Sophisticated Buyer............................................8

ARTICLE V             COVENANTS...........................................................8

         Section 5.1.      Public Announcements...........................................8

         Section 5.2.      Further Assurances; Post-Closing Cooperation...................8

         Section 5.3.      Cooperation on Tax Matters.....................................8

         Section 5.4.      Termination of the Stockholders Agreement......................8

         Section 5.5.      Transfer of Company Warrants...................................9

         Section 5.6.      Board of Directors.............................................9

ARTICLE VI            CONDITIONS..........................................................9

         Section 6.1.      Conditions to Each Party's Obligations.........................9

         Section 6.2.      Conditions to Purchaser's Obligations..........................9

         Section 6.3.      Conditions to Sellers' Obligations.............................9

                                TABLE OF CONTENTS
                                   (continued)

                                                                                        Page
ARTICLE VII           TERMINATION OF AGREEMENT...........................................10

         Section 7.1.      Termination...................................................10

         Section 7.2.      Effect of Termination.........................................10

ARTICLE VIII          MISCELLANEOUS......................................................10

         Section 8.1.      Notices.......................................................10

         Section 8.2.      Entire Agreement..............................................12

         Section 8.3.      Expenses......................................................12

         Section 8.4.      Waiver........................................................12

         Section 8.5.      Amendment.....................................................12

         Section 8.6.      No Third-Party Beneficiary....................................12

         Section 8.7.      Assignment; Binding Effect....................................12

         Section 8.8.      CONSENT TO JURISDICTION AND SERVICE OF PROCESS................13

         Section 8.9.      Specific Performance..........................................13

         Section 8.10.     Invalid Provisions............................................13

         Section 8.11.     GOVERNING LAW.................................................14

         Section 8.12.     Counterparts..................................................14

         Section 8.13.     Sellers' Several Obligations..................................14

         Section 8.14.     Interpretation................................................14

         Section 8.15.     Execution by the Custodians...................................14

EXHIBITS:

Exhibit A-- Form of Transfer of the Company Notes

Exhibit B-- Form of Transfer of the Company Warrants

Exhibit C-- Form of Opinion of US Counsel to Sellers

                          SECURITIES PURCHASE AGREEMENT

     SECURITIES PURCHASE AGREEMENT, dated as of March 30, 2005, by and among TDC A/S, a limited liability company incorporated in Denmark ("Purchaser"), Ashmore Global Special Situations Fund Limited, an open-ended investment fund with limited liability registered in Guernsey ("GSSF"), Asset Holder PCC No. 2 Limited re Ashmore Emerging Economy Portfolio, a protected cell company organized under the laws of Guernsey ("AEEP"), Asset Holder PCC Limited Re:
Ashmore Emerging Markets Liquid Investment Portfolio, a protected cell company organized under the laws of Guernsey ("EMLIP"), EMDCD Limited, an exempted company incorporated with limited liability in the Cayman Islands ("EMDCD"), and Ashmore Emerging Market Debt Fund, an exempted company incorporated with limited liability in the Cayman Islands ("EMDF" and together with GSSF, AEEP, EMLIP and EMDCD, "Sellers" and each a "Seller").

                                   BACKGROUND

     WHEREAS, GSSF is the beneficial owner of 1,548,572 (the "GSSF Shares") shares of the Common Stock of Hungarian Telephone and Cable Corp., a corporation incorporated under the laws of the state of Delaware (the "Company"), and of 12,000 shares of the Company's Series A Convertible Preferred Stock (the "GSSF Preferred Shares") and Barings (Guernsey) Limited (or its duly appointed nominee) is the holder of record of the GSSF Shares and GSSF Preferred Shares, as the Custodian of GSSF;

     WHEREAS, EMDCD is the beneficial owner of 761,164 shares of the Company's Common Stock (the "EMDCD Shares") and The Northern Trust Company is the holder of record of the EMDCD Shares, as the Custodian of EMDCD;

     WHEREAS, AEEP is the beneficial owner of 441,200 shares of the Company's Common Stock (the "AEEP Shares" and together with the GSSF Shares, the EMDCD Shares and the GSSF Preferred Shares, the "Company Stock") and Barings (Guernsey) Limited (or its duly appointed nominee) is the holder of record of the AEEP Shares, as the Custodian of AEEP;

     WHEREAS, EMLIP is the beneficial owner of warrants for the purchase of 2,100,000 shares of the Company's Common Stock (the "EMLIP Warrants") and the Company's Amended and Restated Unsecured Notes (the "EMLIP Notes") having an aggregate principal amount of $21,000,000 and Barings (Guernsey) Limited (or its duly appointed nominee) is the holder of record of the EMLIP Warrants and EMLIP Notes, as the Custodian of EMLIP;

     WHEREAS, EMDF is the beneficial owner of warrants for the purchase of 400,000 shares of the Company's Common Stock (the "EMDF Warrants" and together with the EMLIP Warrants, the "Company Warrants") and the Company's Amended and Restated Unsecured Notes (the "EMDF Notes" and together with the EMLIP Notes, the "Company Notes") having an aggregate principal amount of $4,000,000 and the Northern Trust Company is the holder of record of the EMDF Warrants and EMDF Notes, as the Custodian of EMDF;

     WHEREAS, the Company Stock, the Company Warrants and the Company Notes represent all of the securities of the Company owned by Sellers (collectively, the "Securities"); and

     WHEREAS, Sellers wishes to sell and dispose of, and Purchaser wishes to purchase and assume, the Securities on the terms and subject to the conditions set forth in this Agreement.

     NOW, THEREFORE, the parties agree as follows:

                                   ARTICLE I

                                  DEFINITIONS
                                  -----------

     Section 1.1. Definitions.

          (a) As used in this Agreement, the following terms shall have the following meanings:

          "Affiliate" means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. The term "control" (including the terms "controlling," "controlled by" and "under common control with") means possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

          "Agreement" means this Securities Purchase Agreement, together with the Schedules and Exhibits attached hereto.

          "Business Day" means any day other than a Saturday, Sunday or any day on which banks located in the State of New York, the United Kingdom and Denmark are authorized or required to be closed for the conduct of regular banking business.

          "Closing" means the closing of the sale and purchase of the Securities as contemplated by this Agreement.

          "Custodian" means each of Barings (Guernsey) Limited (or its duly appointed nominee) and The Northern Trust Company, as the holders of record of the Securities as set forth in the Recitals.

          "Encumbrances" means any and all liens, charges, security interests, mortgages, pledges, options, preemptive rights, rights of first refusal or first offer, proxies, levies, voting trusts or agreements, or other adverse claims or restrictions on title or transfer of any nature whatsoever; provided, however, that restrictions on the transferability of the Company Warrants as set forth in the terms of the Company Warrants shall not be considered an Encumbrance.

          "Governmental Authority" means any international, supranational, national, provincial, regional, federal, state, municipal or local government, any instrumentality, subdivision, court, administrative or regulatory agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

          "Person" means any natural person, corporation, general partnership, limited partnership, limited or unlimited liability company, proprietorship, joint venture, other business organization, trust, union, association or Governmental Authority.

          "Securities Act" means the Securities Act of 1933, as amended.

          "Tax" means any tax, governmental fee or other like assessment or charge of any kind whatsoever (including, but not limited to, withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority (a "Tax Authority") responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee or successor or under a tax sharing, tax allocation or tax indemnity agreement.

          "Tax Return" means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

          (b) For the purposes of this Agreement, except to the extent that the context otherwise requires:

               (i) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

               (ii) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

               (iii) whenever the words "include," "includes" or "including" (or similar terms) are used in this Agreement, they are deemed to be followed by the words "without limitation";

               (iv) the words "hereof," "herein" and "hereunder" and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

               (v) all terms defined in this Agreement have their defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

               (vi) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

               (vii) if any action is to be taken by any party hereto pursuant to this Agreement on a day that is not a Business Day, such action shall be taken on the next Business Day following such day;

               (viii) references to a Person are also to its permitted successors and assigns;

               (ix) the use of "or" is not intended to be exclusive unless expressly indicated otherwise;

               (x) "contract" includes any note, bond, mortgage, indenture, deed of trust, loan, credit agreement, franchise concession, contract, agreement, permit, license, lease, purchase order, sales order, arrangement or other commitment, obligation or understanding, whether written or oral; and

               (xi) "$" and "US$" means the official currency of the United States.

                                   ARTICLE II

                           PURCHASE AND SALE OF SHARES

     Section 2.1. Purchase and Sale. At the Closing, upon the terms and subject to the conditions of this Agreement, Sellers will cause the Custodians to sell, transfer, assign, convey and deliver to Purchaser, and Purchaser will purchase from Sellers, and acquire good and valid title to, free and clear of all Encumbrances (other than Encumbrances arising under the Securities Act or any applicable state securities laws) the Securities for the Purchase Price.

     Section 2.2. Purchase Price. The purchase price (the "Purchase Price") to be paid to the Sellers for the Securities at the Closing shall be in accordance with the instructions and in the amounts set forth on Schedule 2.2 to this Agreement and, subject to adjustment as provided in Section 2.7, shall be equal to the sum of:

          (a) $30,197,154 in exchange for the GSSF Shares, which represents a price of $19.50 per share;

          (b) $8,603,400 in exchange for the AEEP Shares, which represents a price of $19.50 per share;

          (c) $14,842,698 in exchange for the EMDCD Shares, which represents a price of $19.50 per share;

          (c) $2,540,040 in exchange for the GSSF Preferred Shares, which represents a price of $195 per share, plus accrued but unpaid interest of $16.67 per share;

          (d) $19,950,000 in exchange for the EMLIP Warrants, which represents a price of $9.50 per warrant share;

          (e) $3,800,000 in exchange for the EMDF Warrants, which represents a price of $9.50 per warrant share;

          (f) $21,000,000 in exchange for the EMLIP Notes, which represents a price equal to 100% of the aggregate principal amount of such notes; and

          (g) $4,000,000 in exchange for the EMDF Notes, which represents a price equal to 100% of the aggregate principal amount of such notes.

     Section 2.3. Closing. The Closing shall be held at the offices of Clifford Chance, 10 Upper Bank Street, London E14 5JJ, at 10:00 a.m. local time, on the third Business Day following the satisfaction or waiver of all conditions set forth in Article VI (other than conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) or at such other time or place as Purchaser and Seller mutually agree (which is expected to be April 12, 2005), but in no event shall the Closing take place prior to April 7, 2005.

     Section 2.4. Closing Deliveries by Purchaser. At the Closing, Purchaser will deliver or cause to be delivered to Sellers:

          (a) the Purchase Price by wire transfers of immediately available funds to such accounts as directed by Sellers on Schedule 2.2 to this Agreement; and

          (b) duly executed counterparts of:

               (i) the Transfer of Company Notes, in the form of Exhibit A attached to this Agreement; and

               (ii) the Transfer of Company Warrants, in the form of Exhibit B attached to this Agreement ((i) and (ii), collectively, the "Transfer Documents").

     Section 2.5. Closing Deliveries by Seller. At the Closing, Sellers will deliver to Purchaser:

          (a) Stock certificates, evidencing the Company Stock, in each case endorsed in blank or with an executed blank stock power attached; and

          (b) duly executed counterparts of:

               (i) the Transfer Documents; and

               (ii) the opinion of US counsel to Sellers, in the form of Exhibit C attached to this Agreement.

     Section 2.6. Designation of Purchasing Entity. At any time at or prior to the Closing, Purchaser may deliver a notice to Sellers designating one or more of its Affiliates as a purchasing entity (each, a "Purchasing Entity") of some or all of the Securities. The Securities shall be assigned and transferred to the Purchasing Entity in accordance with instructions set forth in such notice. Any assignment pursuant to this Section 2.6 shall be subject to the provisions of Section 8.7.

     Section 2.7. Prepayment of Interest. Sellers acknowledge and agree that the Purchase Price attributable to the Company Notes shall be reduced to account for any interest already paid on such Company Notes (the "Prepaid Interest") that applies to the period from the Closing Date up to and including the next interest payment date in respect of the Company Notes (the "Adjustment Period") in an amount equal to the product of (i) the Prepaid Interest paid on the Company Notes on or about November 12, 2004 multiplied by (ii) the quotient of
(A) the number of days in the Adjustment Period, divided by (B) the number of days in the interest period for which such Prepaid Interest was paid.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                                   OF SELLERS

     Each of the Sellers, severally and not jointly, represents and warrants to Purchaser that:

     Section 3.1. Organization and Qualification of Sellers. Each Seller is duly organized, validly existing and, if applicable, in good standing under the laws of the jurisdiction of its formation.

     Section 3.2. Authority; Non-Contravention; Approvals.

          (a) Each Seller has all requisite authority to execute and deliver this Agreement and to perform the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by each Seller and, assuming the due authorization, execution and delivery of this Agreement by Purchaser, constitutes valid and binding obligations of each Seller, enforceable against such Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, moratorium and similar laws affecting creditor rights generally, public policy considerations and general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

          (b) The execution and delivery by each Seller of this Agreement and the performance by each Seller of its obligations under this Agreement do not violate any order, writ, injunction, decree, statute, treaty, rule or regulation applicable to any Seller (but only if such violation would adversely affect the ability of any Seller to perform its obligations under this Agreement).

          (c) No authorization, consent, order or approval of, any Governmental Authority (but only if the failure to obtain such authorization, consent, order or approval would adversely affect the ability of any Seller to perform its obligations under this Agreement) is required to be obtained or made in connection with or as a result of the execution and delivery of this Agreement by any Seller or the performance by any Seller of its obligations under this Agreement.

     Section 3.3. Ownership of Securities. GSSF is the lawful beneficial owner of the GSSF Shares and the GSSF Preferred Shares and owns such shares free and clear of all Encumbrances whatsoever, except for any Encumbrances created by this Agreement and restrictions on transfer under federal and state securities laws. EMDCD is the lawful beneficial owner of the EMDCD Shares and owns such shares free and clear of all Encumbrances, except for any Encumbrances created by this Agreement and restrictions on transfer under federal and state securities laws. AEEP is the lawful beneficial owner of the AEEP Shares and owns such shares free and clear of all Encumbrances whatsoever, except for any Encumbrances created by this Agreement and restrictions on transfer under federal and state securities laws. EMLIP is the lawful beneficial owner of the EMLIP Warrants and EMLIP Notes and owns such warrants and notes free and clear of all Encumbrances whatsoever, except for any Encumbrances created by this Agreement and restrictions on transfer under federal and state securities laws. EMDF is the lawful beneficial owner of the EMDF Warrants and EMDF Notes and owns such warrants and notes free and clear of all Encumbrances whatsoever, except for any Encumbrances created by this Agreement and restrictions on transfer under federal and state securities laws. The Custodians (or, in the case of Barings (Guernsey) Limited, its duly appointed nominee) are the lawful holders of record of the Securities and have the requisite power and authority to transfer the Securities. Upon the delivery of the Securities by Sellers to Purchaser in the manner contemplated under Article II, and the payment by Purchaser of the Purchase Price to Sellers, Purchaser will acquire the beneficial and legal title to the Securities, free and clear of all Encumbrances except for restrictions on transfer under federal and state securities laws or

Encumbrances created by Purchaser. There are no outstanding options, warrants or other rights of any kind to acquire from any Seller any of the Securities, or which otherwise confer on the holder thereof any right to acquire from Seller any interest therein.

     Section 3.4. Acknowledgement. Each Seller has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of a sale of the Securities and of protecting such Seller's interests in connection with this transaction. Each Seller acknowledges that it has had the opportunity to ask questions of and receive answers from a representative of the Company, and that such Seller has obtained from the Company or otherwise such information or data as such Seller may deem appropriate in order to provide such Seller with the basis of making an informed investment decision with respect to the sale of the Securities. Each Seller acknowledges that Purchaser may possess certain non-public information concerning the Company.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser hereby represents and warrants to Seller that:

     Section 4.1 Organization and Qualification. Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of formation.

     Section 4.2. Authority; Non-Contravention; Approvals.

          (a) Purchaser has all requisite authority to execute and deliver this Agreement and to perform the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery of this Agreement by each Seller, constitutes valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditor rights generally and general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

          (b) The execution and delivery by Purchaser of this Agreement and the performance by Purchaser of its obligations under this Agreement do not violate any order, writ, injunction, decree, statute, treaty, rule or regulation applicable to Purchaser (but only if such violation would adversely affect the ability of Purchaser to consummate the transactions contemplated by this Agreement).

          (c) No authorization, consent, order or approval of, any Governmental Authority (but only if the failure to obtain such authorization, consent, order or approval would adversely affect the ability of Purchaser to perform its obligations under this Agreement) is required to be obtained or made in connection with or as a result of the execution and delivery of this Agreement by Purchaser or the performance by Purchaser of its obligations under this Agreement.

     Section 4.3. Investment. Purchaser and each Purchasing Entity, if any, (i) understands that the Securities have not been and will not be, registered under the Securities Act or under any state securities laws and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (ii) is acquiring the Securities solely for its own account for investment purposes and not with a view to the distribution thereof in violation of any applicable securities laws, (iii) is a sophisticated investor with knowledge and experience in business and financial matters, (iv) has received certain information concerning the Company and has had the opportunity to obtain additional information as desired in order to evaluate the merits and risks inherent in holding the Securities and (v) is able to bear the economic risk and lack of liquidity inherent in holding the Securities.

     Section 4.4. Sophisticated Buyer. Purchaser and each Purchasing Entity, if any, (i) is a sophisticated buyer with respect to the purchase of the Securities, (ii) has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the purchase of the Securities, (iii) has independently and without reliance upon Sellers, and based on such information as Purchaser and each Purchasing Entity, if any, has deemed appropriate, made its own analysis and decision to enter into this Agreement, except that Purchaser and each Purchasing Entity, if any, has relied on the representations and warranties and covenants of Sellers in this Agreement, (iv) understands that the Securities are restricted securities (within the meaning of Rule 144 of the Securities Act), have not been registered under the Securities Act and cannot be resold except pursuant to the registration requirements under the Securities Act or an exemption from registration thereunder and (v) acknowledges that the certificates representing the Securities shall bear a legend noting their restricted nature. Purchaser and each Purchasing Entity, if any, acknowledges that Sellers have not given Purchaser or such Purchasing Entity any investment advice, credit information or opinion on whether the sale of the Securities is prudent.

                                   ARTICLE V

                                    COVENANTS

     Section 5.1. Public Announcements. Until the Closing, none of Purchaser nor any Seller nor any of their respective Affiliates shall issue or cause the dissemination of any press release or other public announcements or statements with respect to this Agreement or the transactions contemplated hereby without the consent of the other party, which consent will not be unreasonably withheld, except as may be required by law or by any listing agreement with a national securities exchange or trading market to which such party is subject. Notwithstanding the foregoing, Purchaser shall not be restricted from issuing a press release promptly after the Closing announcing the transactions contemplated by this Agreement or issuing stock exchange announcements to the Copenhagen Stock Exchange and/or the New York Stock Exchange and its usual recipients of such stock exchange announcements of the terms of this Agreement and the transactions contemplated hereby.

     Section 5.2. Further Assurances; Post-Closing Cooperation. From time to time after the Closing, each of the parties hereto will (or, if appropriate, cause their Affiliates to) execute and deliver such further instruments and take such other action as may be necessary to make effective the transactions contemplated by this Agreement at the sole cost and expense of the requesting party.

     Section 5.3. Cooperation on Tax Matters. Sellers and Purchaser shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Tax Return and any audit or other proceeding with respect to Taxes, provided that any such audit or proceeding will be controlled by the person responsible for the relevant tax under applicable law, provided, further, that any such request will not require any Seller or Purchaser to disclose any confidential information relating to such Seller's or Purchaser's investment strategies or participation by investors in the ownership and/or management of any Seller.

     Section 5.4. Termination of the Stockholders Agreement. Sellers and Purchaser agree to take all necessary actions, if any, to terminate the Stockholders Agreement, dated September 3, 2004, by and among Sellers and Purchaser at Closing.

     Section 5.5. Transfer of Company Warrants. Sellers and Purchaser shall procure that each of their nominee directors on the Company's Board of Directors shall take all action reasonably necessary to cause the Company to consent to the transfer of the Company Warrants to Purchaser.

     Section 5.6. Board of Directors. No later than two Business Days prior to the Closing, Purchaser shall cause one of its nominee directors to call a special meeting of the Company's board of directors to be held on the Closing Date, including providing any notices required by the Company's bylaws. Concurrently with or promptly after the Closing, Sellers and Purchaser shall cause each of their nominee directors to take such actions as are reasonably necessary to cause a majority of the board of directors of the Company to be constituted with individuals designated by Purchaser in the manner specified by Purchaser. On or after the Closing Date, when directed by Purchaser, Sellers shall cause their nominee directors to resign from the Company's board of directors, subject to such directors being paid all outstanding fees and expenses due to such directors. After the Closing Date and until Sellers' nominee directors have resigned in accordance with this Section 5.6, Sellers shall cause their nominee directors, subject to their fiduciary duties, to vote in favor of any proposal supported and against any proposal not supported by Purchaser's nominee directors.

                                   ARTICLE VI

                                   CONDITIONS

     Section 6.1. Conditions to Each Party's Obligations. The respective obligations of each party to effect the Closing are subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

          (a) No statute, rule, regulation, order, decree or injunction shall have been enacted, entered, promulgated or enforced by a Governmental Authority that prohibits the consummation of the transactions contemplated by this Agreement shall be in effect.

     Section 6.2. Conditions to Purchaser's Obligations. The obligations of Purchaser to effect the Closing are further subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

          (a) Each of the representations and warranties made by a Seller in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and at and as of the Closing Date as if made on that date.

          (b) Each Seller shall have performed and complied in all material respects with each agreement, covenant and obligation required by this Agreement to be so performed or complied with by such Seller at or before the Closing.

          (c) The Company shall have consented to the assignment of the Company Warrants as required by Section 4.2 of the Company Warrants.

     Section 6.3. Conditions to Sellers' Obligations. The obligations of Sellers to effect the Closing are further subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

          (a) Each of the representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and at and as of the Closing Date as if made on that date.

          (b) Purchaser shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Purchaser at or before the Closing.

                                  ARTICLE VII

                            TERMINATION OF AGREEMENT

     Section 7.1. Termination. This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing by:

          (a) the mutual written agreement of Sellers and Purchaser;

          (b) any Seller or Purchaser if any court of competent jurisdiction or other competent Governmental Authority shall have issued a statute, rule, regulation, order, decree or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting all or any portion of the transactions contemplated by this Agreement and such statute, rule, regulation, order, decree or injunction or other action shall have become final and nonappealable;

          (c) any Seller or Purchaser, in the event (i) of a material breach of this Agreement by the non-terminating party if such non-terminating party fails to cure such breach within ten Business Days following notification thereof by the terminating party or (ii) the satisfaction of any condition to the terminating party's obligations under this Agreement becomes impossible or impracticable with the use of commercially reasonable efforts if the failure of such condition to be satisfied is not caused by a breach of this Agreement by the terminating party or its Affiliates; or

          (d) any Seller or Purchaser if the Closing has not occurred on or before April 30, 2005 or such later date as the parties may mutually agree upon, unless the failure to consummate the Closing is due to the failure of the terminating party to fully comply with its obligations under this Agreement.

     Section 7.2. Effect of Termination. If this Agreement is validly terminated pursuant to Section 7.1, this Agreement will forthwith become null and void, and have no further effect, without any liability on the part of any party hereto or its Affiliates, directors, officers or stockholders, other than the provisions of this Section 7.2 and Article IX hereof. Nothing contained in this Section 7.2 shall relieve any party from liability for any breach of this Agreement occurring prior to termination.

                                  ARTICLE VIII

                                  MISCELLANEOUS

     Section 8.1. Notices. All notices, requests and other communications under this Agreement must be in writing and will be deemed to have been duly given upon receipt to the parties at the following addresses or facsimiles (or at such other address or facsimile for a party as shall be specified by the notice):

     If to Sellers:

          As set forth on Schedule 8.1 to this Agreement

               With a copy (which shall not constitute notice) to:

                    Ashmore Investment Management Limited
                    20 Bedfordbury
                    London WC2N 4BL
                    United Kingdom
                    Attention:  Tim Davis
                    Facsimile:  +44 207-557-4141

      If to Purchaser:

                    TDC A/S
                    Noerregade 21
                    DK-0900 Copenhagen C
                    Denmark
                    Attention:  Torben V. Holm
                    Facsimile:  +45 33-99-80-55

               With a copy to:

                    TDC A/S
                    Noerregade 21
                    DK-0900 Copenhagen C
                    Denmark
                    Attention:  Gitte Forsberg
                    Facsimile:  +45 33-43-76-88

               With an additional copy (which shall not constitute notice) to:

                    Clifford Chance US LLP
                    31 West 52nd Street
                    New York, New York 10019
                    U.S.A
                    Attention:  John A. Healy
                    Facsimile:  (212) 878-8375

     Section 8.2. Entire Agreement. This Agreement, the exhibits and schedules hereto supersede all prior and contemporaneous discussions and agreements, both written and oral, among the parties with respect to the subject matter of this Agreement and constitute the sole and entire agreement among the parties to this Agreement with respect to the subject matter of this Agreement.

     Section 8.3. Expenses. Except as otherwise expressly provided in this Agreement (including as provided in Section 7.2), whether or not the transactions contemplated by this Agreement are consummated, each party will pay its own costs and expenses incurred in connection with the negotiation, execution and closing of this Agreement and the transactions contemplated by this Agreement.

     Section 8.4. Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.

     Section 8.5. Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party to this Agreement.

     Section 8.6. No Third-Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person.

     Section 8.7. Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation under this Agreement may be assigned by any party to this Agreement by operation of law or otherwise without the prior written consent of the other party to this Agreement and any attempt to do so will be void, except that Purchaser may assign any or all of its rights, interests and obligations under this Agreement (i) before the Closing, to any wholly owned subsidiary of Purchaser and (ii) after the Closing, to any Person provided that any such wholly owned subsidiary of Purchaser or Person, as applicable, agrees in writing to be bound by all of the terms, conditions and provisions contained in this Agreement, but no such assignment shall relieve Purchaser of its obligations under this Agreement if such assignee does not perform such obligations. Without limiting the generality of the foregoing, if requested by Purchaser, Sellers agree to cause the Securities or any portion thereof at Closing to be transferred to any Person Purchaser may direct. Subject to the foregoing, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties to this Agreement and their respective successors and assigns.

     Section 8.8. CONSENT TO JURISDICTION AND SERVICE OF PROCESS. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR ANY COURT OF THE STATE OF NEW YORK LOCATED IN THE COUNTY OF NEW YORK IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AND AGREES THAT ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE BROUGHT ONLY IN SUCH COURT (AND WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS OR ANY OTHER OBJECTION TO VENUE THEREIN); PROVIDED, HOWEVER, THAT SUCH CONSENT TO JURISDICTION IS SOLELY FOR THE PURPOSE REFERRED TO IN THIS
SECTION 8.8 AND SHALL NOT BE DEEMED TO BE A GENERAL SUBMISSION TO THE JURISDICTION OF SAID COURTS OR IN THE STATE OF NEW YORK OTHER THAN FOR SUCH PURPOSE. Any and all process may be served in any action, suit or proceeding arising in connection with this Agreement by complying with the provisions of
Section 8.1. Such service of process shall have the same effect as if the party being served were a resident in the State of New York and had been lawfully served with such process in such jurisdiction. The parties hereby waive all claims of error by reason of such service. Nothing herein shall affect the right of any party to service process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the other in any other jurisdiction to enforce judgments or rulings of the aforementioned courts.

     Section 8.9. Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

     Section 8.10. Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof,
(c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

     Section 8.11. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD FOR THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

     Section 8.12. Counterparts. This Agreement may be executed in any number of counterparts, all of which will constitute one and the same instrument.

     Section 8.13. Sellers' Several Obligations. All representations, warranties, covenants, liabilities and obligations of Sellers under this Agreement shall be several and not joint, whether so expressed or not. Failure by any Seller to perform its obligations under this Agreement will not affect the obligations of any other Seller under this Agreement. No Seller is responsible for any other Seller under this Agreement. The rights of each Seller under or in connection with this Agreement are separate and independent rights. Any Seller may separately enforce its rights under this Agreement.

     Section 8.14. Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

     Section 8.15. Execution by the Custodians. Sellers and Purchaser hereby acknowledge that Barings (Guernsey) Limited and The Northern Trust Company are respectively executing this Agreement in their respective capacities as Custodians for:

          (a) In the case of Barings (Guernsey) Limited, each of GSSF, AEEP and EMLIP; and

          (b) in case of The Northern Trust Company, each of EMDCD and EMDF,

and are making no independent representations or warranties and shall have no independent liability under this Agreement.



                  [Remainder of page intentionally left blank.]

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                  TDC A/S

                                  By:
                                      -------------------------------------
                                      Name:  Henning Dyremose
                                      Title: President and Chief
                                             Executive Officer


                                  By:
                                      -------------------------------------
                                      Name:  Hans Munk Nielsen
                                      Title: Senior Executive Vice President
                                             and Chief Financial Officer



                [Signature Page to Securities Purchase Agreement]

                                  ASHMORE GLOBAL SPECIAL SITUATIONS FUND LIMITED

                                  By: Barings (Guernsey) Limited,
                                      as Custodian


                                  By:
                                      -------------------------------------
                                      Name:
                                      Title:


                                  ASSET HOLDER PCC NO. 2 LIMITED
                                  RE EMERGING ECONOMY PORTFOLIO

                                  By: Barings (Guernsey) Limited, as Custodian


                                  By:
                                      -------------------------------------
                                      Name:
                                      Title:


                                  ASSET HOLDER PCC LIMITED RE: ASHMORE
                                  EMERGING MARKETS LIQUID INVESTMENT PORTFOLIO

                                  By: Barings (Guernsey) Limited, as Custodian


                                  By:
                                      -------------------------------------
                                      Name:
                                      Title:


                                  ASHMORE EMERGING MARKETS DEBT FUND

                                  By: The Northern Trust Company, as Custodian


                                  By:
                                      -------------------------------------
                                      Name:
                                      Title:


                [Signature Page to Securities Purchase Agreement]

                                  EMDCD LIMITED

                                  By: The Northern Trust Company, as Custodian


                                  By:
                                      -------------------------------------
                                      Name:
                                      Title:


                [Signature Page to Securities Purchase Agreement]